Exhibit 99.1

For Immediate Release

FREDERICK “RICK” SOHM JOINS SPARTAN MOTORS AS CHIEF FINANCIAL OFFICER

CHARLOTTE, Mich., September 29, 2015 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced that Frederick “Rick” Sohm joined Spartan Motors as the Company’s Chief Financial Officer, effective September 28, 2015. Sohm succeeds Spartan Motors CFO Lori Wade.

Sohm, 45, most recently served as the Treasurer of ALTe Technologies, a start-up company that engineers and produces hybrid electric powertrain systems for the commercial vehicle market. Prior to joining ALTe Technologies in 2014, Sohm was the Chief Financial Officer of Warrior Sports, Inc., a position he held from 2009 to 2014. Sohm’s career spans over 20 years, during which he has held several executive and leadership positions in finance and accounting at world-class companies such as ArvinMeritor, Inc. and DaimlerChrysler Corporation. In his role as Spartan Motors’ Chief Financial Officer, Sohm will lead the Company’s finance functions, as well as manage relationships with shareholders, analysts, and other key stakeholders. Going forward, the role of CFO at Spartan will also include a more concentrated focus on global business expansion, M&A, and business transformation. This expanded focus will help the company to execute successfully the strategic plans outlined by recently-appointed President & Chief Executive Officer Daryl Adams.

“We are pleased to welcome Rick to Spartan Motors,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “He brings extensive experience in strategic planning, capital markets, mergers and acquisitions, as well as demonstrated leadership skills to the Company. These skills will help guide Spartan as we transition from our current focus on operational improvement to pursuing growth opportunities, as we seek to enhance shareholder value.”

Adams added, “On behalf of everyone at Spartan, and our Board of Directors, I want to thank Lori for her numerous contributions to the Company. We wish her all the best going forward.” Wade joined the Company in 2008, and served in the role of Chief Financial Officer since February 2014.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, shuttle bus, government services, defense, and fleet vehicle markets. The Company's brand names – Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company – are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $507million in 2014 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

FINANCIAL: Greg Salchow Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400	MEDIA: Russell Chick Corporate Director of Marketing Spartan Motors, Inc. (517) 543-6400